MINUTES OF SPECIAL MEETING
                            OF BOARD OF DIRECTORS OF
                                  RAQUEL, INC.
                              A NEVADA CORPORATION

        A special telephonic meeting of the Board of directors of Raquel, Inc. ("the Company) was held on September 5, 2001 at 3:00 p.m., at 100 So. Doheny Dr., Los Angeles, California. The following members of the Board were present:

Raquel Zepeda, President
Edward A. Rose, Jr., Corporate Secretary

        The meeting was called to order by Raquel Zepeda. The undersigned, representing all or a majority of the Directors of this Corporation, having met and discussed the business herein set forth, unanimously:

                RESOLVED, that the Company enter into the Agreement attached hereto as Exhibit "A" with Think Blots Greeting Cards and Raquel Zepeda.

                RESOLVED, that as per the provisions in the Agreement, the Company issue options to Raquel Zepeda as per the terms of the agreement Exhibit "A."

                RESOLVED, that all appropriate actions be taken to issue such options, in accordance with the law.

Dated this fifth day of September 5, 2001.

                                        /s/
                                        ---------------------------------------
                                        Raquel Zepeda, President & Director


                                        /s/
                                        ---------------------------------------
                                        Edward A. Rose, Jr. Secretary & Director

AGREEMENT

        This Agreement is between Raquel, Inc. a Nevada Corporation, and Raquel Zepeda, an individual for the sale and transfer of "Think Blots," a collection of greeting cards, promotional copy, art, ideas, copyrights, and derivative works hereinafter referred to as "Think Blots" and "Demented Diagnois."

        Raquel, Inc. agrees to pay the following to Raquel Zepeda, in exchange for Think Blots, and all items mentioned below:

1.  1 million share of RAQL stock;
2.  options to purchase 2 million shares of RAQL stock at .10 per share;
3.  Cash payment of $100,000 when Raquel, Inc. receives additional financing;
4. Royalties at the rate of 8% per item sold for all works derived from "Think Blots" and "Demented Diagnois:"
5. 20% of proceeds from any lawsuit and claims against any entities for trademark and/or copyright infringement.


AGREED & ACCEPTED                       AGREED & ACCEPTED

RAQUEL, INC.                            THINK BLOTS GREETING CARDS


By /s/                                  By /s/
   ------------------------------         -----------------------------
   Edward A. Rose, Jr.                    RAQUEL ZEPEDA
   Corporate Secretary & Director         Owner